As filed with the Securities and Exchange Commission on August 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Incorporated Under the Laws of Ohio	KENDLE INTERNATIONAL INC. 441 VINE STREET, SUITE 700 CINCINNATI, OHIO 45202 (513) 771-8221	I.R.S. Employer Identification No. 31-1274091

2003 DIRECTORS’ COMPENSATION PLAN

Gary P. Kreider, Esq. Keating, Muething & Klekamp, P.L.L. One East Fourth Street Cincinnati, Ohio 45202 Phone: (513) 579-6411 Facsimile (513) 579-6956
(Agent for Service of Process)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Proposed Maximum Amount of Registration Fee(3)
Common Stock, No par value	25,000 Shares	$4.65	$116,250	$9.40

(1)	This Registration Statement is filed for up to 25,000 shares issuable pursuant to the Kendle International Inc. 2003 Directors’ Compensation Plan. Up to 75,000 shares are authorized for issuance under this plan; however, the registrant is limiting this registration to 25,000 shares until its shareholders approve the Plan and all 75,000 shares issuable thereunder.

(2)	Estimated to calculate registration fee.

(3)	Calculated pursuant to Rule 457(h) based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on August 15, 2003 of $4.65 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents filed by Kendle International Inc. with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

2.	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003.

3.	The Company’s Current Reports on Form 8-K filed on January 3, 2003, May 2, 2003 and June 13, 2003.

4.	The description of the Common Stock contained in the Registration Statement on Form 8-A filed by the Company with the Commission on August 22, 1997.

        All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities

      Not Applicable.

Item 5.    Interests of Named Experts and Counsel

        The legality of the Common Stock offered hereby will be passed upon for the Company by Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202. Attorneys of Keating, Muething & Klekamp, P.L.L. participating in matters relating to this Form S-8 own approximately 5,500 shares of the Company’s Common Stock.

Item 6.    Indemnification of Directors and Officers

        Ohio Revised Code, Section 1701.13(E), allows indemnification by the registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the registrant, by reason of the fact that he is or was a director, officer, employee or agent of the registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the registrant unless deemed otherwise by the court. Indemnification is to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court. The registrant’s Amended and Restated Code of Regulations extends such indemnification, and the registrant also has entered into indemnification agreements with individual officers and directors.

        The foregoing discussion is subject to the complete text of Section 1701.13(E) and is qualified in its entirety by reference thereto.

Item 7.    Exemption from Registration Claimed

      Not Applicable.

Item 8.    Exhibits

Exhibit 4	2003 Directors' Compensation Plan

Exhibit 5	Opinion of Keating, Muething & Klekamp, P.L.L.

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP

Exhibit 23.2	Consent of Keating, Muething & Klekamp, P.L.L. (included in Exhibit 5)

Exhibit 24	Power of Attorney (contained in the signature page)

* All Exhibits filed herewith unless otherwise indicated

Item 9.    Undertakings

         9.1    The undersigned registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         9.2    The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         9.3    The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         9.4    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         9.5    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on July 15, 2003.

KENDLE INTERNATIONAL INC. BY: /s/ Candace Kendle —————————————— Candace Kendle Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Persons whose names are marked with an asterisk (*) below hereby designate Candace Kendle or Karl Brenkert III as their attorney-in-fact to sign all amendments, including any post-effective amendments, to this Registration Statement.

Signature	Capacity	Date
/s/	Candace Kendle ———————————————— *Candace Kendle	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 15, 2003

/s/	Christopher C. Bergen ———————————————— *Christopher C. Bergen	President, Chief Operating Officer and Director	July 15, 2003

/s/	Karl Brenkert III ———————————————— *Karl Brenkert III	Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	July 15, 2003

/s/	Philip E. Beekman ———————————————— *Philip E. Beekman	Director	July 15, 2003

/s/	Robert R. Buck ———————————————— *Robert R. Buck	Director	July 21, 2003

/s/	G. Steven Geis, Ph.D., M.D. ———————————————— *G. Steven Geis, Ph.D., M.D.	Director	July 15, 2003

/s/	Donald C. Harrison, M.D. ———————————————— *Donald C. Harrison, M.D.	Director	July 15, 2003

/s/	Timothy E. Johnson, Ph.D. ———————————————— *Timothy E. Johnson, Ph.D.	Director	July 21, 2003

/s/	Frederick A. Russ, Ph.D. ———————————————— *Frederick A. Russ, Ph.D.	Director	July 30, 2003

/s/	Robert C. Simpson ———————————————— *Robert C. Simpson	Director	July 29, 2003